FIRST CAPITAL, INC. REPORTS THIRD QUARTER EARNINGS INCREASE

Corydon, Indiana—October 22, 2010.  First Capital, Inc. (NASDAQ:  FCAP - news), the holding company for First Harrison Bank (the “Bank”), today reported net income of $910,000 or $0.33 per diluted share for the quarter ended September 30, 2010, compared to $10,000 for the same period in 2009.  Diluted earnings per share for the 2009 period were negligible.

The increase in earnings is primarily due to increases in net interest income and noninterest income and decreases in the provision for loan losses and noninterest expenses.

Net interest income after provision for loan losses increased $824,000 for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009. Interest income decreased $225,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 5.54% during the quarter ended September 30, 2009 to 5.45% for the same period in 2010, and the average balance of interest-earning assets decreased from $422.7 million during the quarter ended September 30, 2009 to $412.6 million for the same period in 2010.  Interest expense decreased $659,000 as the average cost of interest-bearing liabilities decreased from 2.16% to 1.47% when comparing the same two periods, while the average balance of interest-bearing liabilities decreased from $368.1 million during the quarter ended September 30, 2009 to $360.0 million for the same period in 2010.  These decreases in the average tax-equivalent yield on interest-earning assets and average cost of interest-bearing liabilities were primarily due to the Federal Reserve’s Open Market Committee continuing to hold interest rates near historic lows which affects rates on new accounts as well as on existing accounts repricing to lower rates.  The provision for loan losses decreased $390,000 when comparing the three month periods ended September 30, 2010 and 2009.  This decrease was primarily due to specific provisions for impaired residential mortgage loans recorded during the quarter ended September 30, 2009.

Noninterest income increased $158,000 for the three months ended September 30, 2010 as compared to the same period in 2009.  Service charges on deposit accounts increased $95,000 when comparing the two periods primarily due to an increase in debit card income.  Gains on the sale of mortgage loans also increased $73,000 when comparing the two periods.

Noninterest expenses decreased $608,000 for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009.  Data processing expenses decreased $405,000 when comparing the two periods primarily due to a $398,000 decrease in ATM processing fees.  This was primarily due to a disputed charge paid in 2009 of which the Bank recovered $278,000 in the first quarter of 2010.  Other operating expenses decreased $223,000 when comparing the two periods primarily due to decreases in losses and expenses related to foreclosed real estate and in FDIC deposit insurance premiums.

For the nine months ended September 30, 2010, the Company reported net income of $2.9 million or $1.04 per diluted share compared to net income of $408,000 or $0.15 per diluted share for the same period in 2009.

Net interest income after provision for loan loss increased $3.1 million during the nine months ended September 30, 2010 compared to the same period in 2009.  Interest income decreased $778,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.60% during the nine months ended September 30, 2009 to 5.36% during the same period in 2010 primarily due the low rates previously mentioned.  Interest expense decreased $2.0 million as the average cost of interest-bearing liabilities decreased from 2.28% to 1.54% when comparing the nine month periods.  The provision for loan losses decreased from $3.4 million for the nine months ended September 30, 2009 to $1.5 million for the same period in 2010 primarily due to the 2009 specific provision of $1.6 million on two commercial loan relationships and additional provisions recorded in 2009 due to weakened general economic conditions.

Noninterest income increased $284,000 for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.  The increase was primarily due to a $237,000 increase in service charges on deposits.

Noninterest expenses decreased $792,000 for the nine months ended September 30, 2010 as compared to the same period in 2009, primarily due to a decrease in data processing expenses of $632,000 caused by the decrease in ATM processing fees discussed above.  Other operating expenses also decreased $436,000 when comparing the two periods, primarily due to a $196,000 decline in FDIC deposit insurance premiums as the premium paid in 2009 included the special assessment imposed on all banks by the FDIC effective June 30, 2009.

Total assets as of September 30, 2010 were $452.4 million compared to $455.5 million at December 31, 2009.  Cash and cash equivalents increased $5.9 million during the nine months ended September 30, 2010, while net loans receivable decreased $10.5 million.  Deposits decreased $4.7 million during the nine months ended September 30, 2010, and Federal Home Loan Bank advances decreased $2.0 million.  At September 30, 2010, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to compliment the Bank’s offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
OPERATING DATA	2010	2009	2010	2009
(Dollars in thousands, except per share data)

Total interest income	$16,545	$17,323	$5,483	$5,708
Total interest expense	4,268	6,263	1,326	1,985
Net interest income	12,277	11,060	4,157	3,723
Provision for loan losses	1,470	3,364	590	980
Net interest income after provision for loan losses	10,807	7,696	3,567	2,743

Total non-interest income	2,846	2,562	1,020	862
Total non-interest expense	9,600	10,392	3,315	3,923
Income (loss) before income taxes	4,053	(134)	1,272	(318)
Income tax expense (benefit)	1,144	(551)	359	(331)
Net income	$2,909	$417	$913	$13
Less net income attributable to the noncontrolling interest	10	9	3	3
Net income attributable to First Capital, Inc.	$2,899	$408	$910	$10

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.04	$0.15	$0.33	$-

Diluted	$1.04	$0.15	$0.33	$-

Weighted average common shares outstanding:
Basic	2,784,446	2,775,076	2,787,365	2,761,357

Diluted	2,785,834	2,788,576	2,787,365	2,776,887

OTHER FINANCIAL DATA

Cash dividends per share	$0.55	$0.54	$0.19	$0.18
Return on average assets (annualized)	0.84%	0.12%	0.81%	0.01%
Return on average equity (annualized)	8.14%	1.15%	7.53%	0.08%
Net interest margin	4.01%	3.62%	4.17%	3.66%
Net overhead expense as a percentage
of average assets (annualized)	2.79%	3.05%	2.94%	3.45%

	September 30,	December 31,
BALANCE SHEET DATA	2010	2009

Cash and cash equivalents	$21,711	$15,857
Investment securities	94,653	93,791
Gross loans	304,748	316,023
Allowance for loan losses	4,189	4,931
Earning assets	404,843	415,324
Total assets	452,446	455,534
Deposits	369,773	374,476
FHLB debt	22,729	24,776
Repurchase agreements	9,223	7,949
Stockholders' equity, net of noncontrolling interest	48,518	45,944
Non-performing assets:
Nonaccrual loans	7,497	8,374
Accruing loans past due 90 days	232	1,118
Foreclosed real estate	1,257	877
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.23%	8.66%
Tier I - risk based	14.47%	13.39%
Total risk-based	15.14%	13.99%